Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated March 15, 2012, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 17, 2012, relating to the financial statements and financial highlights of New York Life Insurance and Annuity Corporation Variable Universal Life Separate Account-I, which appear in such Registration Statement. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

November 13, 2012